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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

                              FOR IMMEDIATE RELEASE

March 17, 2004

     SUNSET FINANCIAL RESOURCES ANNOUNCES PRICING OF INITIAL PUBLIC OFFERING
            OF 10,000,000 SHARES OF COMMON STOCK AT $13.00 PER SHARE

Jacksonville, FL--(BUSINESS WIRE)--March 17, 2004 -- Sunset Financial Resources, Inc. (NYSE: SFO) announced today that it has agreed to sell 10,000,000 shares in the initial public offering of its common stock at $13.00 per share, subject to certain customary conditions.

The Company has granted the underwriters an option to purchase an additional 1,500,000 shares to cover over-allotments, if any.

The Company intends to use the net proceeds of the offering to purchase its initial portfolio of residential mortgage loans and commercial mortgage bridge loans (including interests in loans that the Company will own jointly with other interest holders), for working capital purposes and to repay certain loans made by the founders of the Company.

WR Hambrecht + Co, LLC and J.P. Morgan Securities Inc. are the joint book-running managers for the offering, and Stifel, Nicolaus & Company, Incorporated is acting as co-manager.

A registration statement relating to these shares has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering of these securities will be made only by means of a prospectus, copies of which may be obtained by contacting WR Hambrecht + Co, LLC, at 555 Lancaster Avenue, Suite 200, Berwyn, PA 19312, or by facsimile request at (610) 725-1167, or from J.P. Morgan Securities Inc. at Addressing Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081.

Sunset Financial Resources, Inc. is a self-managed real estate investment trust
(REIT) that was formed in October 2003 to acquire a portfolio of high quality residential mortgage loans and commercial mortgage bridge loans in the United States.

Certain statements in this release constitute "forward-looking statements" and involve risks, uncertainties and other factors which may cause the actual performance of Sunset Financial Resources, Inc. to be materially different from the performance expressed or implied by such statements. These risks include the failure of the Company to successfully close the initial public

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offering of its common stock, access to additional financing, availability of additional loan portfolios for future acquisition, continued qualification as a REIT, cost of capital, as well as the additional risks and uncertainties detailed in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, call Thomas G. Manuel, Secretary and Executive Vice President - Operations and Compliance at (904) 288-9330.